Exhibit 23.6

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent oil and gas consultants, Netherland, Sewell & Associates, Inc. hereby consents to incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement File No. 333-181531 on Form S-3 (the “Registration Statement”) of Breitburn Energy Partners LP of all references to our firm, including under the headings “Experts,” and information from our reserves report relating to the proved oil and gas reserves of QR Energy, LP dated February 6, 2014 (the “Report”) and to all references to our firm and information from the Report appearing in the Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

November 21, 2014